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SHOP VAC CORPORATION AND SUBSIDIARIES
EXHIBIT 12.1
STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(THOUSANDS, EXCEPT RATIOS)

                                                     1994          1995          1996          1997          1998
                                                   --------      --------      -------       --------      --------
Income from continuing operations
    before income taxes
    and extraordinary item ..................      $17,447       $ 4,182       $ 4,032       $11,749       $11,730
Interest Expense ............................        8,826        11,629        10,104        11,339        10,022
Interest Component of Rental Expense ........          154           218           198           394           256
                                                   -------       -------       -------       -------       -------
                                                   $26,427       $16,029       $14,334       $23,482       $22,008
                                                   =======       =======       =======       =======       =======
Interest Expense ............................      $ 8,826       $11,629       $10,104       $11,339       $10,022
Interest Component of Rental Expense ........          154           218           198           394           256
                                                   -------       -------       -------       -------       -------
                                                   $ 8,980       $11,847       $10,302       $11,733       $10,278
                                                   =======       =======       =======       =======       =======
Fixed Charge Coverage Ratio..................          2.9           1.4           1.4           2.0           2.1
                                                   =======       =======       =======       =======       =======